UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  July 25, 2010

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 25, 2010, John Pappajohn, a director of CNS Response, Inc. (the “Company”), loaned the Company $250,000 in exchange for a secured promissory note (a “Note”) in that principal amount.  Mr. Pappajohn also received a warrant to purchase up to 250,000 shares of the Company’s common stock (the “Warrant”) in connection with the loan.  The Note and the Warrant were issued by the Company pursuant to the Bridge Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated June 3, 2010, between the Company and Mr. Pappajohn.  Mr. Pappajohn had purchased the first of the two Notes contemplated under the Purchase Agreement on June 3, 2010.  The Notes both have a maturity date of December 2, 2010.  The exercise price of the Warrant (subject to customary anti-dilution adjustments) is $0.50 per share, which is the most recent transaction price quoted for the Company’s common stock as of July 25, 2010.

The Company has agreed to grant a right to Mr. Pappajohn to convert his Notes into shares of the Company’s common stock at a conversion price of $0.50, subject to customary anti-dilution adjustments, and has agreed to enter into a registration rights agreement covering the securities issuable upon exercise of the Warrant.

           The Note issued on July 25, 2010 is identical to the Note issued on June 3, 2010.  The description of the terms of the Notes, including the related security interest, is incorporated herein by reference to the Company’s current report on Form 8-K filed on June 7, 2010 (the “June 7 8-K”).  The description of the Notes, the Warrant, and the Purchase Agreement contained herein and therein does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Note, the Form of Warrant, and the Securities Purchase Agreement attached as exhibits to the June 7 8-K.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
July 26, 2010		Paul Buck
Chief FinancialOfficer